HomeStreet Bank
Performance Based
Annual Incentive Plan
Effective as of January 1, 2017

HomeStreet (the “Company”) provides annual cash incentive opportunities for eligible employees (“participants”) through the use of a performance-based incentive compensation plan (the “Plan”). The annual incentive awards will provide a payment based upon attainment of specified goals that align the interests of employees with the interests of the Company.

The Plan will be administered in a manner which is consistent with all applicable federal and state laws and regulations including but not limited to the laws and regulations prohibiting all forms of discrimination.

PARTICIPATION & ELIGIBILITY

The Plan is limited to selected employees of the Company. Each Plan participant shall be notified of eligibility for participation in the Plan. Additional eligibility requirements are the following:

•	New employees must be employed by September 30 in a given Plan Year to be eligible to receive an incentive award related to performance in that Plan Year.

•	Employees hired after September 30 must wait until the next fiscal year to be eligible for an award.

•	Employees who become a Plan participant during the year and work a partial year, will receive pro-rated awards based on the number of months worked during the partial Plan Year.

•	A Plan participant must be an active employee as of the award payout date to earn and receive an award, except for partial awards available in limited circumstances as outlined in this Plan.

•	Plan participants must not be on a Performance Improvement Plan at the time the award is to be paid in order to earn an award; otherwise the award is neither earned, nor will be paid.

•
Plan participants will not be eligible to receive an incentive award if the Participant’s conduct during the Plan Year or before the incentive award is paid is considered by the Company to be in violation of applicable federal and/or state laws or regulations or is in violation of the Company’s professional or ethical standards as presented in the Company’s Amended and Restated Code of Business Conduct and Ethics.

PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a calendar year (“Plan Year”), from January 1 to December 31, which is the same as the Performance Period. Plan payouts covering the Performance Period will generally be made after Company financials have been audited and bonus award amounts have been reviewed by the Human Resource and Corporate Governance Committee (HRCG) of the Board of Directors.

PLAN DESIGN

The Plan design is based on allocation of an incentive pool that is accrued based on achievement of pre-defined corporate goal(s) and individual goals or pre-defined business unit and individual goal(s). The pre-defined corporate goal(s) are reviewed and approved by the HRCG of the Board of Directors and are communicated to participants. The pre-defined business unit goal(s) are reviewed and approved by the CEO and the Board as part of the Strategic Planning process. One half of the pool available for incentive awards will be allocated based on the Company’s or business unit’s success against those goals. The other half of the pool available for incentive awards will be allocated based on the annual accrual for individual participants and is based on 50% of the participant’s total annual target incentive percentage. Each eligible employee is assigned an incentive target percent designed to provide for a potentially market competitive payout following achievement of individual goals.
The potential dollar value of the target is calculated by multiplying the target percentage by the individual’s salary or expected annual wage. At the end of the year, the Company will advise managers of the amount of incentive awards available to distribute. Each manager evaluates each eligible employee’s performance for the year and, in his/her discretion, awards a cash incentive based on the pool created by the company or business unit performance achievement and individual performance. Individual and Company performance or business unit performance that is at threshold will start at a 50% payout.

PROVISION FOR INCENTIVE AWARD RECONCILIATION AND ADJUSTMENTS

An adjustment or reconciliation will be applied to a participant’s unpaid incentive award payments based on the following circumstances:

•	Materially inaccurate financial information was used in determining or setting such incentive award

•	Participant’s activities posed imprudent risk to the Company
For officers classified as Executive Vice President and above, the HRCG of the Board of Directors shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss resulting from the imprudent risk presented by the participant’s activities and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

For other individuals classified as Senior Vice President and below, the Chief Executive Officer or Business Unit Leader in coordination with Human Resources shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss resulting from the imprudent risk presented by the participant’s activities and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

The reconciliation period will be based on a rolling three year look back. In other words, if at any time in the preceding three years, inaccurate information was used or participant’s activities posed imprudent risk to the Company, the Company may reconcile the amounts that should not have been paid and recover that amount from future incentive awards. In the event that no or insufficient incentive payments are due to the participant, the participant will be provided with a notice of recovery and asked to repay the amount overpaid and if unpaid, the Company may recover the amounts overpaid through legal process.

ALLOWANCE FOR DISCRETION

The Plan allows for final payouts to be discretionarily adjusted by senior managers within their incentive pool and by the CEO for allocating pool dollars between departments based on performance. The HRCG of the Board of Directors has discretion to change the pool amount as well as, modify or change the plan at any time.

PLAN TRIGGER

In order for there to be any payout to employees under the Corporate or Business Unit components of the Plan, the Company or business unit must achieve the threshold as established.

PERFORMANCE GOALS

Performance goals for the company and participants are set in the following manner:

•
Company Performance Goal(s) – The Company’s goal(s) are determined by using performance history, peer data, market data and management’s judgment of what reasonable levels can be reached, based on previous experience and projected market conditions. Once the target performance is established, the threshold and over target performance will also be determined. The specific Company performance criteria for Plan participants will be recommended by management to the HRCG of the Board of Directors

•
Business Unit Goal(s) – The business unit goal(s) are determined by using performance history, financial forecasting and management’s judgment of what reasonable levels can be reached based on previous experience and projected market conditions. The specific business unit performance criteria for Plan participants will be recommended by senior management to the CEO.

•
Individual Goal(s) – Each participant will set target performance goals that are Specific Measurable, Achievable, Relevant and Time based (SMART). Business Unit participants will develop goals that focus primarily on supporting department objectives such as production and profitability as well as specific business strategies that support the overall company goals. Non-business units or support departments will set similar SMART goals which will be aligned with the department and corporate goals. The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the position and role of each participant and will be determined by each participant’s manager.

AWARD OPPORTUNITIES & CALCULATION

Award opportunity levels, expressed as a percent of salary, will be set for each job that each eligible employee is assigned to for each Plan Year. Actual payouts will be as described in the Plan Design section and will factor in the following:

•
Personal Performance – Each participant’s performance will be assessed at year-end against established goals by his/her manager. Exceeding goal expectations is reserved for a small segment of the plan participant population who achieve extraordinary results impacting the success of the organization. Plan participant’s individual incentive award may be reduced or increased at the discretion of management. This adjustment may be tied to the individual participant’s performance for the year. Personal Performance constitutes 50% of the overall incentive target.

•
Corporate Or Business Unit Performance - The Company’s performance will be based on the Company’s success as measured by criteria determined by the HRCG of the Board of Directors, with input from the CEO. The percentage of payout for overall Company performance will be allocated based on the corporate achievement. The business unit’s performance will be based on the business unit’s success as measured by criteria determined by the senior manager, with input from the CEO. The percentage of payout for overall business unit performance will be allocated based on the business unit achievement. Corporate or Business Unit Performance constitutes 50% of the overall incentive target.

•
Audits and Department Budget – Adjustments to an individual or department’s incentive may be adjusted downward (0% to 100%) depending on the severity of an audit finding or budget overage. The adjustment will be determined at the discretion of the CEO or Division head.

•	Threshold Performance – The minimum level of performance needed for corporate or business unit performance incentives to be paid.

•
Target Performance – The expected level of corporate or business unit performance based upon both historical performance and management’s best judgment of expected performance during the performance period.

•
Above Target Performance – The level of corporate or business unit performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

Pool Calculation Examples (Target dollar figures are for display purposes only and do not represent actual targets):

•	Corporate or Business Unit measures result in a below target achievement interpolated result of 75% and individual pool is at target:

▪	Individual Pool equals 100%

▪	Corporate/Business Unit Pool equals 75%

▪	Individual pool: 100% X 50% = 50%

▪	Corporate/Business Unit pool: 75% X 50% = 37.5%

▪	Total pool: 50% + 37.5% = 87.5%

•	Corporate or Business Unit measures result in an above target achievement of 125% and individual pool is accrued at 100%:

▪	Individual Performance Pool 100%

▪	Corporate/Business Unit Performance Pool 125%

▪	Individual pool: 100% X 50% = 50%

▪	Corporate/Business Unit pool: 125% X 50% = 62.5%

▪	Total payout: 50% + 62.5% = 112.5%

TERMINATION OF EMPLOYMENT/PARTIAL YEAR PAYMENTS

•	A participant must be an active employee of the Company on the date the incentive award is paid to earn and receive an incentive award. However, there are exceptions for terminations which occur as a result of disability, retirement and death. Eligible participants whose performance otherwise qualifies them for an annual incentive award payment and whose employment is terminated due to disability will receive a pro-rata portion of the incentive award for the current Plan Year based on their termination date, even if they are not employed as of the incentive award payout date. “Disability” means that the participant has been receiving income replacement payments, for a period of not less than 3 months, under an accident and health plan covering the Company’s employees, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

•
Eligible participants whose performance otherwise qualifies them for an annual incentive award payment, who voluntarily retire, will receive payment for a pro-rata portion of the incentive award for the current Plan Year based on their retirement date.

•
In the event of death, the Company will pay to the eligible participant’s beneficiary a pro-rata portion of the incentive award that had been earned by the participant in the current Plan Year. The beneficiary will be the person or entity named on the participant’s life insurance beneficiary form, unless otherwise designated in writing by the participant.

Calculation of Partial Year Payment: In the event that a Plan participant qualifies for a partial year payment, the Plan Administrator will calculate the payment based on the corporate achievement, if the Plan is funded. In consultation with the Plan participant’s manager(s) and the HRCG of the Board of Directors shall have the discretion to determine the amount of the payout. Final calculations of the Partial Year Payment shall be completed after the end of the Plan Year.

Timing of Payment: The partial year payout shall be made at the same time that other Plan participants receive their payments after the end of the Plan Year.

Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

DISPUTES

In the event that there is any dispute about the application of the Plan, the employee should discuss such dispute with the Chief Executive Officer and the Director of Human Resources in order to resolve the matter. The Company maintains the discretion to interpret and implement the Plan. If the employee and Company have entered into an Arbitration Agreement, the dispute or claim may be resolved in accordance with such Arbitration Agreement.

MISCELLANEOUS

•	Benefits payable under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

•	Plan payouts will be made in a manner such that they are exempt from Internal Revenue Code Section 409A.

•	The Company makes no representations or guarantees regarding the tax consequences of any payments under the Plan.

•	The Plan and all rights hereunder shall be governed by applicable state laws except to the extent preempted by federal law.

•	If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan.

•	Waiver by either party of any breach of this plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

•
This Plan constitutes the entire Plan between the Company and the Plan participant as to the subject matter hereof. No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

•	This Plan replaces and supersedes any prior agreements or oral representations between the Plan participant and the Company or any agent or employee of the Company.

•	The Plan may be amended, terminated, or suspended at any time and for any reason or for no reason upon notice in the sole discretion of the Company.

•
The Plan is designed to comply with Internal Revenue Code Section 162(m), but if any amount payable as part of this Plan would not be deductible by the Company because of the limitations of that section, the payment shall be made in the next year in which the deduction is allowed.

At-Will Statement: Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice

ACKNOWLEDGMENT

I have read, understand and accept all of the terms of this Plan. I also have received a copy of this Plan document.

Printed Name    Signature    Date